Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SUNOCO LP

This Amended and Restated Certificate of Limited Partnership of Sunoco LP (the “Partnership”) is executed and filed pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (the “Act”), by Sunoco GP LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership. The General Partner DOES HEREBY CERTIFY as follows:

1. The name of the limited partnership is Sunoco LP.

2. The original Certificate of Limited Partnership of the Partnership was filed under the name of Susser Petroleum Partners LP with the Secretary of State of the State of Delaware on June 11, 2012 and a Certificate of Amendment changing the name of the Partnership to Sunoco LP was filed with the Secretary of State of the State of Delaware on October 15, 2014.

3. The Certificate of Limited Partnership of the Partnership is being amended and restated to reflect the change of address of the General Partner of the Partnership.

4. The original Certificate of Limited Partnership of the Partnership is hereby amended and restated to read in its entirety as follows:

1.	The name of the limited partnership is Sunoco LP.

2.	The address of the registered office of the Partnership in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, County of New Castle 19808, and the name of the registered agent at such address is Corporation Service Company.

3.	The name and business address of the General Partner of the Partnership are as follows:

Sunoco GP LLC

8020 Park Lane, Suite 200

Dallas, Texas 75231

IN WITNESS WHEREOF, this Amended and Restated Certificate of Limited Partnership has been duly executed as of the 6th day of June, 2016 and is being filed in accordance with Section 17-210 of the Act by the General Partner.

GENERAL PARTNER

Sunoco GP LLC

By:	/s/ Robert W. Owens
Name:	Robert W. Owens
Title:	President and Chief Executive Officer